Exhibit 99.1

FortuNet, Inc. (Nasdaq: FNET) unveils new products at the Bingo World bingo show
At the 2007 annual Bingo World trade show in Las Vegas, Nevada on March 6-8, FortuNet, Inc unveiled a number of new products including a Smart Ball Blower™, a LED keno flashboard and a multi-theme slot game executed on company’s wireless gaming platform. The Smart Ball Blower (patent application pending) is a fully automatic, hands-free ball blower for bingo, keno and lottery applications that utilizes company’s innovative barcoded Smart Balls; the Smart balls are automatically extracted from a transparent ball mixing chamber and subsequently are stored in a transparent pressurized ball return pipeline until the current round of the game is finished.
The new keno flash board is a super-bright jumbo-size multi-color LED display working in conjunction with the Smart Ball Blower and company’s live keno game available on company’s wireless gaming platform. The new multi-theme slot game further expands the menu of various casino and bingo games available on the wireless gaming platform that is currently undergoing a review by Nevada gaming authorities.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server- based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform, which will be marketed under its WIN-WINTM MobiPlayer’ brand names.

Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com